                                                                 Exhibit 10.10.1

                             Memorandum of Agreement

Whereas, Lechters, Inc. ("Employer") and Local 99, UNITE ("Local 99") have been parties to a collective bargaining agreement effective March 16, 1996 to March 15, 1999; and

Whereas, the Employer and the Union have engaged in collective bargaining to renew the agreement effective March 16, 1999; and

Whereas the parties have reached an agreement concerning terms and conditions to be applicable in the renewal agreement.

Now, Therefore it is agreed:

1. Except as modified herein, the collective bargaining agreement is renewed for a new three year term effective March 16, 1999 through March 15, 2002 and all terms and conditions shall continue in full force and effect.


2.   Wage increases shall be given as follows:

                  Effective March 16, 1999           $15.50 per week
                  Effective March 16, 2000           $15.50 per week
                  Effective March 16, 2001           $14.00 per week

3.   Paragraph 5 addition

The 60 day trial period may be extended for an additional 30 calendar days upon consent of the Union, which consent shall not be unreasonably withheld.

4.   Substitute for 2nd paragraph in 17(a)

     Vacation requests shall be submitted during the month of January for the scheduling of vacation periods during the year. If more employees than the Employer is able to permit to take a vacation, then employees shall be granted their vacation preference based on seniority. After January 31 (that is February
1) vacation preference shall be granted on a first come first served basis.

5.   Add new paragraph to 2.

Non-bargaining unit employees may not do bargaining unit work. Notwithstanding the foregoing, this provision shall not be deemed violated when a supervisory employee performs bargaining unit work in the case of a business emergency.

6.   Add to the beginning of first sentence to 10(a)

"Subject to the paragraph 14 hereof...."

7.   Change and add to 43:

 ..."provided that the Union gives Employer reasonable prior notice of any such meeting."

8.   Add to 8

An employee rehired within 6 months of the date his or her employment was terminated, where such termination is voluntary, shall be entitled to full credit for the time of previous service with the Employer with respect to seniority, and full credit after the expiration of 1 year of additional service for the time of previous service with the Employer with respect to vacation eligibility. An employee rehired after the expiration of 6 months after the date his or her employment was terminated, where such termination is voluntary, shall not receive any credit for past service with the Employer.

9.   Jury Duty

Any employee with 1 year or more of employment who is called for service on a jury shall be excused from work for the days on which he serves and he shall receive for each day of such jury duty, on which he otherwise would have worked, the difference between his straight hours and the payment he received for jury service to a maximum of 15 working days. Employees shall be eligible for such jury duty pay no more than 1 time during the life of this Agreement. The Employer shall be notified of the calls for such duty at least 2 weeks in advance or as reasonably soon as possible after the employee receives notice. The employee shall report to work during the period of such jury duty on whatever days or part of days (so long as it is a period of at least than 4 hours) he or she is not compelled to be in attendance for such duty. The employee shall present written proof of service and the amount of pay received therefore to the employer.

10.  Leaves:

a. To be eligible for bereavement leave with pay, an employee must have satisfactorily completed 6 months of service.

b. Two days leave of absence with pay shall be granted to a covered male worker in connection with the birth of his child. Proof of such occurrence may be required.

c. The employment rights of veterans, reservists and members of the National Guard guaranteed by law are incorporated into this Agreement.

d. Employees of the Employer who may be called upon to perform business for the Union, which requires absence from duty with the Employer, shall upon written notice to the Employer, be allowed to absent themselves for a reasonable period of time.

11. To be entitled to full vacation employee must work 660 hours in the prior year. If an employee works less than 660 hours but more than 310 hours, he shall receive vacation prorated to the number of hours actually worked. If an employee works less than 310 hours they are not entitled to vacation for that year.

12.  Retirement Fund:

     The Union and the Employer reserves the right during the first year of this agreement to reopen with respect to adjusting contribution rates to various benefit funds to provide employees covered by this agreement to Local 99 Dental Plan along with an enhanced Retirement Program through the National Retirement Fund and maintenance of the Local 99 Health & Welfare Fund. If the parties do not agree there will be no strike and the matter will be referred for arbitration hereunder.

13. Shift Changes shall be by volunteers and new hires. Employees may bid by seniority for the new shift hours as posted by the employer. Those employees assigned to the new shift shall receive a premium of $.50/hour for hours worked on the different shifts. Provisions of the contract with respect to hours of work shall remain; however all employees who are on the different shift will receive the premium set forth herein.

14.  Cross training as per attached.

15.  No discrimination language shall be as attached.

16. Vacation (section 17) shall be amended to provide for no carryover of current vacation. However, all vacation earned in 1999 must be used by 4/30/2000; all pre-1999 vacation may be used without deadline; peak period is October, November, December; maximum entitlement increased during peak period to 3 in distribution and 4 in mezzanine. No limitation on January as a vacation period.

17. Voluntary layoff - limited to 45 days without use of any vacation. If longer, then vacation time is used.

18.  FMLA

     a. No use of vacation for FMLA leave based upon personal illness or disability.

     b.   All other FMLA must use vacation entitlement (current vacation only)

     c. Non-FMLA personal leave - must use vacation first; thirty (30) days maximum leave.

     d. Disability leave shall run concurrently with any FMLA entitlement; twenty-six (26) week maximum leave.

19. Overtime - limited to 2 hours if 80% in the department actually works; otherwise 2-1/2 hours maximum for those who work.

20. Safety Shoe Reimbursement - Company will pay 50% to a maximum of $75, twice during the contract.

21. 401K Savings Plan - will be made available to employees under the conditions agreed during negotiations.


Dated: April 26, 1999

Local 99, UNITE ("Union")

By: __________________



Lechters, Inc. ("Employer")

By: __________________

                                   SIDELETTER

                      REOPENING - RETIREMENT FUND AGREEMENT
                           LECHTERS WAREHOUSE CONTRACT

Upon reopening of the Lechters Warehouse contract, the parties agree that the following adjustments will be implemented:

     1. Effective 09/01/99 the contribution rate to the National Retirement Fund will be reduced to 6%, which as of 01/01/2000 will be changed to 2.2% as continued contributions under the old plan and $.35/hour for all compensated hours (capped at 38.75 hours/week).

     2. Effective 1/1/00 and thereafter, the contribution rate to the Local 99 Health and Welfare Fund shall be increased by 1%; and as of 1/1/2001 and thereafter, an additional 1/2% will be contributed to the Local 99 Health and Welfare Fund.

Dated: April 26, 1999

                                             Local 99, UNITE

                                             ---------------------------------

                                             Lechters, Inc.

                                             ---------------------------------

                               NO DISCRIMINATION
                               -----------------

     39. There shall be no discrimination in hiring, promotions, discipline, discharge or in any term and condition of employment because of race, creed, color, national origin, sex, age, handicap, disability or religion. Further, the Company agrees that it will not violate the following statutes in hiring, promotions, discipline, discharge or in any term or condition of employment:

     The Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq. ("ADA"); the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. Section 1161, et seq.; the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. Section 1001, et seq. ("ERISA"); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq.; the New Jersey Workers Compensation Act, N.J.S.A. 34:15-1, et seq; the Age Discrimination in Employment Act, 29 U.S.C.
Section 621, et seq. ("ADEA"); the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq. ("Civil Rights Act"); the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981a et seq. ("CRA of 1991"); the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq. ("FMLA"); the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq. ("FLSA"); Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. Section 2000e, et seq. ("Title VII"); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq., and/or any other federal, state or local statutes, laws, rules and regulations pertaining to employment, as well as any and all claims under state or federal contract or tort law including breach of contract and breach of a covenant of good faith and fair dealing.

     The Union on behalf of the Union and all members of the bargaining unit agrees that the exclusive remedy for violations of the agreements set forth above and for violations of the statutes listed above shall be either (1) the submission of a grievance to the grievance procedure herein, and if not satisfactorily resolved, the submission of the grievance to the arbitration provisions and procedures set forth in this agreement; or (2) proceeding to file a charge and/or complaint before the appropriate state or federal agency or court.

     The Union on behalf of the Union and on behalf of all members of the bargaining unit further agrees that once the employee and/or the Union elects either (1) or (2) above as the exclusive remedy for alleged violations of the agreements set forth above and for violations of the statutes listed above, the Union and/or the employee waives its rights to proceed under the other remedy
                          ------
set forth in (1) and (2) above.

                                 LECHTERS, INC.
                            CROSS TRAINING PROPOSAL

PROGRAM DEFINITION:
------------------
Train 6 warehouse employees ("floaters"), from non-technical positions in more technical aspects of the warehouse operation, specifically, replenishment, breakcase picking and receiving putaway. These employees will be used at the discretion of the Company, to fill in for peak periods, vacations and absent employees, in the above departments.

Employees will be replaced in their primary areas, by temporary help, or by other warehouse employees, based on seniority requirements.

ELIGIBLE EMPLOYEES:
------------------
Any employees in "non-technical" positions, i.e., receiving, shipping and fullcase, who are not qualified to operate material handling equipment or RF devices, will be eligible to bid for floater positions.

SELECTION CRITERIA:
------------------
Management reserves the right to choose employees based on the bid process, and use as selection criteria attendance and past performance. However, a senior employee, who is equally qualified, will be given selection preference. In the event that an employee is permanently promoted, another floater will be chosen through the bid process.

TRAINING:
--------
A program will consist of training in the operation of RF equipment, replenishment, breakcase picking and putaway. Floaters will be required to be Hi-lift and Fork truck certified.

COMPENSATION:
------------
Upon satisfactory completion of the training program, the employee's base pay will be increased by a rate of $.25 per hour. In the event that an employee is further promoted to a permanent position, the $.25 will be included as part of the total increase. For example, the floater will be hired in at the same starting rate as other employees in the same position.

                   Distribution Center - Proposed Shift Times
            Note: Staffing % to be met; voluntary then by seniority


          Dates: Feb. 1 thru June 30                                   Dates: July 1 thru Jan 31
          --------------------------                                   -------------------------

Shift Schedule             Department       Staffing %       Shift Schedule            Department        Staffing %
--------------             ----------       ----------       --------------            ----------        ----------
6:00 a.m. - 2:15 p.m.   Replenishment          50%           6:00 a.m. - 2:15 p.m.   Replenishment           50%
7:00 a.m. - 3:15 p.m.   Replenishment          50%           6:00 a.m. - 2:15 p.m.   Shipping                25%
7:00 a.m. - 3:15 p.m.   Mezzanine              100%          6:00 a.m. - 2:15 p.m.   Full Case               25%
7:00 a.m. - 3:15 p.m.   HiLifts                50%           7:00 a.m. - 3:15 p.m.   Mezzanine               100%
7:00 a.m. - 3:15 p.m.   Full Case              50%           7:00 a.m. - 3:15 p.m.   Shipping                50%
7:00 a.m. - 3:15 p.m.   Receiving              50%           7:00 a.m. - 3:15 p.m.   Replenishment           50%
7:00 a.m. - 3:15 p.m.   Shipping               50%           7:00 a.m. - 3:15 p.m.   Full Case               50%
7:00 a.m. - 3:15 p.m.   Maintenance/Janitors   100%          7:00 a.m. - 3:15 p.m.   Receiving               50%
8:00 a.m. - 4:15 p.m.   HiLifts                50%           7:00 a.m. - 3:15 p.m.   HiLifts                 50%
8:00 a.m. - 4:15 p.m.   Full Case              50%           7:00 a.m. - 3:15 p.m.   Maintenance/Janitors    100%
8:00 a.m. - 4:15 p.m.   Receiving              50%           8:00 a.m. - 4:15 p.m.   Full Case               25%
8:00 a.m. - 4:15 p.m.   Shipping               50%           8:00 a.m. - 4:15 p.m.   Receiving               50%
                                                             8:00 a.m. - 4:15 p.m.   HiLifts                 50%
                                                             9:00 a.m. - 5:15 p.m.   Shipping                25%